Exhibit 10.3

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

PETER BRINCKERHOFF, Individually and on Behalf of All Others Similarly Situated, and Derivatively on Behalf of Teppco Partners, LP,

Plaintiff,
v.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC; ENTERPRISE PRODUCTS PARTNERS, L.P.; ENTERPRISE PRODUCTS GP, LLC; EPCO, INC.; DAN L. DUNCAN; JERRY E. THOMPSON; W. RANDALL FOWLER; MICHAEL A. CREEL; RICHARD H. BACHMANN; RICHARD S. SNELL; MICHAEL B. BRACY; and MURRAY H. HUTCHISON,

Defendants,

and

TEPPCO PARTNERS, L.P.,

Nominal Defendant.

) ) ) ) ) ) ) C.A. No. 2427-VCL ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )
IN RE TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC, MERGER LITIGATION	) ) C.A. No. 4548-VCL )

STIPULATION AND AGREEMENT OF
COMPROMISE, SETTLEMENT AND RELEASE

The parties to the above-captioned civil actions (the “Actions”), by and through their attorneys, hereby enter into the following Stipulation and Agreement of Compromise, Settlement and Release (the “Stipulation”), subject to the approval of the Court:

WHEREAS:
A. On September 18, 2006, Peter Brinckerhoff (“Brinckerhoff” or “Derivative Plaintiff”) filed a derivative and class action complaint in the Delaware Court of Chancery challenging certain transactions entered into between affiliates of nominal defendant TEPPCO Partners, L.P. (“TEPPCO”) and Enterprise Products Partners, L.P. (“EPD”) and certain proxy disclosures of TEPPCO (the “Derivative Action”).
B. Derivative Plaintiff held approximately 38,400 TEPPCO units.
C. On September 22, 2006, Derivative Plaintiff filed an initial document request and a motion to expedite and requested that the Court set a hearing for a preliminary injunction.
D. In response to the litigation, on October 5, 2006, TEPPCO filed a Form 8-K containing supplemental disclosures with respect to its proxy solicitation.  As a result, Derivative Plaintiff did not pursue a preliminary injunction.
E. On November 17, 2006, all defendants except the nominal defendant moved to dismiss the complaint in its entirety.
F. On July 12, 2007, Derivative Plaintiff filed an Amended Class and Derivative Complaint (the “Amended Complaint”).
G. On September 28, 2007, defendants moved to dismiss Count III of the Amended Complaint, which constituted Derivative Plaintiff’s class action claims related to TEPPCO’s proxy solicitation, and certain defendants moved to dismiss Count I of the Amended Complaint as against them related to the transactions between affiliates of TEPPCO and EPD.
H. During the pendency of the motions to dismiss, Derivative Plaintiff voluntarily dismissed claims relating to a certain transaction against defendant Thompson because he was not a director of TEPPCO at the time of the transaction.

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I. After briefing and oral argument on the motions to dismiss, the Court issued a Memorandum Opinion on November 25, 2008, dismissing Count III of the Amended Complaint, but denied the motions to dismiss Count I of the Amended Complaint.
J. Prior to and during the pendency of the motion to dismiss and following the Court’s decision, the Derivative Plaintiff conducted extensive discovery of documents and witnesses on the derivative claims contained in Counts I and II of the Amended Complaint.
K. Derivative Plaintiff served four combined interrogatories and document requests on defendants; subpoenaed six third party witnesses, including Merrill Lynch, Pierce, Fenner & Smith, Inc., Goldman, Sachs & Co., EnCana Oil & Gas (USA),  Inc., and Simmons & Company, International; reviewed over half a million pages of documents produced by defendants and third parties; identified and provided to defendants more than 650 exhibits to be potentially used at depositions; and deposed the Chairman of TEPPCO’s Audit, Conflicts and Governance Committee, a representative of one financial advisor to the Committee, a senior Vice President of TEPPCO and EPD, TEPPCO’s Director of Development and TEPPCO’s Chief Financial Officer.
L. Derivative Plaintiff began depositions in November 2008 and took depositions in Maryland and Texas through January 2009.  Also, in January 2009, Derivative Plaintiff’s counsel agreed with defendants’ counsel and various third parties to schedule thirteen (13) additional depositions in Texas, New York, Colorado and California so that all depositions would be completed prior to the discovery cut-off of April 30, 2009.
M. Derivative Plaintiff’s counsel represent that they consulted with numerous experts and retained five experts in the fields of oil and gas, natural gas liquids, financial analysis, mergers, acquisitions and fairness opinions, and master limited partnerships.

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N.  In late January 2009, the parties agreed to mediation before one of the members of the Delaware Court of Chancery pursuant to Court of Chancery Rule 174.  Vice Chancellor Lamb consented to joint requests that discovery be stayed for ninety (90) days, and Vice Chancellor Strine agreed to act as mediator.  Mediation was set for April 16, 2009, and Vice Chancellor Strine ordered the parties to submit simultaneous opening and simultaneous answering mediation briefs.
O. Derivative Plaintiff submitted mediation briefs together with attached expert reports of two financial experts and a jointly agreed upon appendix of deposition exhibits and testimony.  Derivative Plaintiff argued in the mediation briefs that defendants had breached the heightened standard of liability set forth in TEPPCO’s partnership agreements.  Derivative Plaintiff also submitted expert reports showing that Derivative Plaintiff’s experts valued the derivative claims at approximately $700 million and, on a disgorgement of profits basis, at more than one billion dollars.
P. Defendants submitted mediation briefs together with attached expert reports.  Defendants denied liability and argued that the derivative claims had no value, including that under the TEPPCO Partnership Agreement, TEPPCO’s General Partner could engage in asset sales and joint ventures, including conflict of interest transactions, in its “sole discretion.”
Q. In early April 2009, defendants’ counsel advised Derivative Plaintiff’s counsel of a possible merger transaction between EPD and TEPPCO and that, if such merger occurred, it might lead to a resolution of the Derivative Action.  The parties agreed that the mediation be adjourned for sixty days.
R. The Audit, Conflicts and Governance Committee of the board of directors of TEPPCO’s general partner, TEXAS Eastern Products Pipeline Company, LLC (“TEPPCO GP”),

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appointed a special committee comprised of independent directors (the “Special Committee”) to consider the Merger Proposal.  The Special Committee was comprised of a TEPPCO director who joined the TEPPCO GP Board more than a year after the Derivative Action had been filed, Donald H. Daigle and two new directors named to the TEPPCO GP’s Board in April 2009, Irvin Toole, Jr. and Duke R. Ligon, none of whom were defendants in the derivative action.  The Special Committee retained independent legal and financial advisors.
S. On or about April 29, 2009, TEPPCO announced that it had received a proposal from EPD dated March 9, 2009 for the merger of TEPPCO with and into EPD in consideration of $1.00 in cash and 1.043 EPD units to be paid or issued by EPD for each of TEPPCO’s outstanding partnership units (the “Merger Proposal”), which represented at the time of the initial proposal $21.89 per TEPPCO unit, and that the Special Committee had rejected the proposal as inadequate.
T. Derivative Plaintiff’s counsel represents that following that announcement, along with Derivative Plaintiff, they reviewed analyst reports concerning the proposal and saw no analyst report projecting more than a 10% increase in the deal.
U. On April 29, 2009, Brinckerhoff filed a class action complaint in the Delaware Court of Chancery challenging the fairness of the offer and alleging that TEPPCO’s Special Committee would not fairly value the Derivative Action in connection with the Merger Proposal and that defendants would not provide unitholders with sufficient information about the Derivative Action to evaluate the Merger Proposal.
V. On April 29, 2009, Renee Horowitz (together with Brinckerhoff, “Plaintiffs”) filed a class action complaint in the Delaware Court of Chancery also challenging the fairness of the offer, which action was consolidated into the new Brinckerhoff action on May 11, 2009,

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styled Texas Eastern Products Pipeline Company, LLC, Merger Litigation, C.A. No. 4548-VCL (the “Class Action”).
W. On May 11, 2009, the law firm of Bragar Wexler Eagel & Squire, P.C. was designated as Plaintiffs’ Lead Counsel in the Class Action and the law firm of Rosenthal, Monhait & Goddess, P.A., was designated as Delaware Liaison Counsel for Plaintiffs.  In early May 2009, the Special Committee, and its advisors, met with Derivative Plaintiff, his attorneys, and one firm of Plaintiffs’ financial experts in Houston to discuss Plaintiff’s and his counsel’s view of the merits of the Derivative Action.  Prior to the meeting, the Special Committee was provided with Derivative Plaintiff’s mediation briefs, expert reports and exhibits. For the meeting, Derivative Plaintiff’s attorneys prepared a memorandum, charting from the mediation memoranda Derivative Plaintiff’s arguments and defendants’ responses, and setting forth Derivative Plaintiff’s rebuttal arguments.  Also, for the Special Committee, Derivative Plaintiff’s counsel prepared a power point presentation summarizing Derivative Plaintiff’s view of the applicable partnership contractual standards of liability and damages.  Derivative Plaintiff, five of his attorneys, together with three of Derivative Plaintiff’s attorneys’ experts, participated in the presentation to the Special Committee.  All members of the Special Committee, their counsel (including their Delaware counsel), and financial experts were present and posed questions to Derivative Plaintiff’s attorneys and their experts.
X. Defendants represent that the Special Committee and its advisors conducted extensive negotiations with EPD.
Y. From and after May 2009, Derivative Plaintiff’s counsel and the Special Committee’s counsel were in regular communication.  In discussions with counsel for the Special Committee, Derivative Plaintiff’s counsel repeatedly urged that if the Special Committee

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concluded that EPD refused to pay fair consideration for the Derivative Action, TEPPCO, prior to the merger, should transfer TEPPCO’s claim to a litigation trust.
Z. On June 17, 2009, the Special Committee and its counsel engaged in a lengthy telephone discussion with the Derivative Plaintiff and Plaintiffs’ counsel concerning the terms of, and the history of the negotiations for, the proposed merger.  Derivative Plaintiff requested that the Special Committee request that EPD increase the distributions to be made on EPD units, the Special Committee requested that EPD increase the distributions to be made on EPD units, and EPD agreed to make certain representations (set forth below) regarding proposed distributions following the merger.
AA. On June 28, 2009, a merger agreement was executed by and among TEPPCO, EPD, TEPPCO GP, Enterprise Products GP, LLC, and Enterprise Sub B LLC (the “Merger Agreement” attached hereto as Exhibit A) whereby TEPPCO and TEPPCO GP will become wholly owned subsidiaries of EPD (the “Merger”).  In consideration, TEPPCO unitholders, except for a certain affiliate of EPCO, Inc., will receive 1.24 EPD common units for each TEPPCO unit.  An affiliate of EPCO, Inc. will exchange its 11,486,711 TEPPCO units for 14,243,521 EPD units, based on the 1.24 exchange rate, which will consist of 9,723,090 EPD common units and 4,520,431 EPD Class B units.  The EPD Class B units will not be entitled to regular quarterly cash distributions for sixteen quarters following the closing of the Merger.  Subject to market conditions, EPD expects to be able to continue its practice of increasing its distribution each quarter through 2011 by the higher of $0.0075 ($0.03 annualized) per common unit or 1.25% (5% annualized).  The Class B units will convert automatically into the same number of common units on the date immediately following the payment date of the sixteenth distribution following the closing of the Merger.

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BB. Also on June 28, 2009, following arm’s-length negotiations, the parties entered into a memorandum of understanding (“MOU”) based upon the Merger Agreement, pursuant to which the parties have agreed in principle to the settlement of the Actions.  Prior to signing the MOU, Plaintiffs’ attorneys arranged for one of their experts to examine certain financial materials prepared for the Special Committee.  That expert reported to Plaintiffs’ attorneys that, on a preliminary basis, the merger consideration appeared fair.
CC. Defendants have vigorously denied, and continue to deny, all liability with respect to the Actions, deny that they engaged in any wrongdoing, deny that they committed any violation of law, deny that they breached any fiduciary duties, deny that they acted improperly in any way, and deny liability of any kind to Plaintiffs or to members of the Class (as defined below), TEPPCO, or any of its unitholders.  Defendants have agreed to the settlement and dismissal of the Actions on the merits and with prejudice to (i) avoid further expense; (ii) dispose of potentially burdensome, uncertain and protracted litigation; (iii) finally put to rest all claims the Plaintiffs, the members of the Class, TEPPCO and its unitholders may have arising out of the Actions; and (iv) permit TEPPCO and its officers and directors to pursue its business without collateral involvement in ongoing litigation.
DD. Plaintiffs, through their counsel, have made a comprehensive and thorough investigation of the claims and allegations asserted in the Actions, as well as the facts and circumstances relevant to the Actions, including carefully reviewing relevant documents; conducting factual and legal research concerning the viability of Plaintiffs’ claims; and carefully analyzing the fairness and adequacy of the terms of the settlement and this Stipulation.  While Plaintiffs believe that the claims asserted in the Actions have merit, they also believe that the Settlement provided for herein provides substantial benefits to the Class (as defined below),

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TEPPCO and its unitholders.  In addition to the substantial benefits provided by the settlement of the Actions to the Class, TEPPCO and its unitholders, Plaintiffs and their counsel have considered:  (i) the facts developed through their investigation; (ii) the standards for liability set forth in TEPPCO’s limited partnership agreement; (iii) the attendant risks of litigation and the uncertainty of the outcome of the Actions; (iv) the substantial cost to TEPPCO of continuing the litigation; (v) the desirability of permitting the settlement to be consummated as provided by the terms of this Stipulation; and (vi) the conclusion of Plaintiffs and their counsel that, under the circumstances, the terms and conditions of the settlement are fair, reasonable and adequate and that it is in the best interest of Plaintiffs, the members of the Class, TEPPCO and its unitholders to settle the Actions as set forth in the Stipulation.  In light of these considerations, Plaintiffs, through their counsel, have determined that it is in the best interests of the Plaintiffs, the members of the Class, TEPPCO and its unitholders to settle the Actions on the terms set forth in this Stipulation.
EE. Counsel for the parties have engaged in arm’s-length negotiations concerning a possible settlement of the Actions, and concerning Plaintiffs’ request for fees and disbursements.
FF. Counsel for Plaintiffs intend to apply for an award of fees and reimbursement of expenses in connection with the Actions based upon the value of the benefits the Derivative Action provided to TEPPCO.   In his retainer with Derivative Plaintiff’s attorneys, Derivative Plaintiff agreed that such attorneys could apply to the Court for an award of thirty percent of the benefit obtained plus reimbursement of expenses.
NOW, THEREFORE, IT IS STIPULATED AND AGREED, subject to the approval of the Court, to the complete discharge, dismissal with prejudice, settlement and release of, and an injunction barring, all claims, demands, rights, actions or causes of action, rights, liabilities,

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damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Class Action or Derivative Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any member of the Class (as defined below), TEPPCO or TEPPCO’s unitholders that owned securities of TEPPCO continuously from the time the claims in the Derivative Action arose through to the present, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against defendants (or any one of them) in the Actions or any of their families, parent entities, general partners, associates, affiliates, or subsidiaries and each and all of the respective past, present or future officers, directors, unitholders, stockholders, partners, members, representatives, employees, financial or investment advisors, consultants, accountants, attorneys, investment bankers, commercial bankers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns of the defendants (or any one of them) in the Actions or any of their families, parent entities, general partners, associates, affiliates or subsidiaries (collectively, the “Released Persons”) which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related to the Class Action or Derivative Action, or any allegations in the complaints or amended complaints in the Actions, to  the Merger or the consideration or implementation of the Merger, or to any proxy statement, any

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supplement thereto, or any disclosures contained therein issued in connection with the Merger (the “Settled Claims”), provided however, that Settled Claims shall not include any claims to enforce the Settlement. Further, any legal or equitable claims or rights of recovery of any of the defendants against any other of the defendants related to the Actions, whether arising under 10 Del. C. § 6301, et. seq., or otherwise, excepting only such claims for advancement of and/or indemnification for attorneys’ fees and expenses as any individual defendants may have are completely discharged, dismissed with prejudice, settled and released.  Additionally, all Settled Claims held on or on behalf of Plaintiffs and the Class are completely discharged and released against all defendants’ insurers.
MERGER CONSIDERATION AND VOTE
1. EPD will, in the Merger, exchange 1.24 EPD Common Units for each outstanding limited partnership unit of TEPPCO (the “Merger Consideration”), other than the Designated TEPPCO Common Units defined below.  Further, one or more privately held affiliates of EPCO shall receive in the Merger in exchange for 3,645,509 limited partnership units of TEPPCO held by such affiliate or affiliates (“Designated TEPPCO Common Units”) 4,520,431 Class B units of EPD, which Class B units, by their terms, will receive no cash distributions for sixteen quarters following the closing date of the Merger.  The board of directors of TEPPCO GP shall recommend to TEPPCO’s unitholders that they approve the Merger Agreement and, subject to certain fiduciary exceptions set forth in the Merger Agreement, TEPPCO GP shall use its reasonable best efforts to seek unitholder approval as soon as practicable, including providing proxy materials to TEPPCO’s unitholders, which shall include a description of the Settlement, and scheduling a unitholder vote.  Approval of the Merger Agreement shall require, in addition to votes required under the TEPPCO partnership agreement, the affirmative vote of at least a majority of the votes cast by the holders of outstanding limited partnership units of TEPPCO, excluding those held by defendants to the

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Derivative Action and DD Securities LLC, DFI GP Holdings, L.P., Enterprise GP Holdings L.P., Duncan Family Interests, Inc., and Duncan Family 2000 Trust.
2. While Defendants in the Derivative Action have denied and continue to deny they have committed or attempted to commit any violations of law or breached any duty owed to TEPPCO or its unitholders, the Derivative Action was considered by the Special Committee to be a significant asset of TEPPCO for which fair value was sought and obtained in the merger consideration.  During the negotiations, the Special Committee advised EPD that EPD had not sufficiently valued the Derivative Action and, thereafter, EPD increased the Merger consideration.  The derivative claims and the presentation by Derivative Plaintiff, his counsel and their experts provided substantial assistance to the Special Committee in negotiating the increase in the merger consideration.
CLASS CERTIFICATION
3. For purposes of settlement only, the parties agree that the Class Action shall be maintained as a class action pursuant to Court of Chancery Rules 23(b)(1) and (b)(2) on behalf of a class consisting of all record and beneficial holders of limited partnership units of TEPPCO during the period beginning on and including the close of business on March 9, 2009 (the date of the initial Merger Proposal) through and including the date of the closing of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them (the “Class”).

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SUBMISSION AND APPLICATION TO THE COURT
4. As soon as practicable after this Stipulation has been executed, the parties shall apply jointly for a scheduling order substantially in the form attached hereto as Exhibit B (the “Scheduling Order”) that provides for the mailing to the TEPPCO unitholders and the Class of a Notice of Settlement substantially in the form attached hereto as Exhibit C (the “Notice”).
5. If, following a hearing, the Court approves the Settlement (including any modification thereto made with the consent of the parties as provided for herein) as fair, reasonable and adequate and in the best interests of the Class, TEPPCO and its unitholders, the parties shall jointly request the Court to enter an Order and Final Judgment substantially in the form attached hereto as Exhibit D (the “Judgment”).
CONDITIONS OF SETTLEMENT
6. This Stipulation shall be null and void and of no force and effect if  (i) the Court does not approve the mailing of Notice which sets forth the terms of the settlement to TEPPCO unitholders; (ii) the Merger is not consummated; or (iii) the parties are unable to obtain final Court certification of the Class, Final Court Approval (defined below) of the Settlement, and dismissal of the Actions with prejudice and without awarding costs to any party except as determined in paragraph 9 and 10.
7. In the event the Merger is not consummated or the Settlement does not become final for any reason, the parties will be placed in the positions they held on June 28, 2009 prior to the execution of the MOU.
FINAL COURT APPROVAL
8. The approval by the Court of the Settlement proposed by this Stipulation shall be considered final for purposes of this Stipulation (“Final Court Approval”) upon the expiration of the later of (i) the time for the filing or noticing of an appeal or motion for

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reargument from the Court’s judgment approving the Settlement; (ii) the date of final affirmance on any appeal or reargument; or (iii) the final dismissal of any appeal.
ATTORNEYS’ FEES
9. Plaintiffs and their counsel intend to petition the Court for an award of reasonable fees not to exceed $17,500,000 (including $100,000 as a special award for Derivative Plaintiff in connection with the Actions for his services over and above the customary responsibilities of a derivative and class representative) and reimbursement of reasonable expenses (paid or obligated to pay) not to exceed $1,500,000 (the “Fee Application”).  Plaintiffs and their counsel will not seek fees or expenses in excess of the Fee Application.  Defendants will not oppose the Fee Application in the amounts stated above.  Final resolution by the Court of the Fee Application shall not be a precondition to the dismissal of the Actions in accordance with the Stipulation, and the Fee Application may be considered separately from the proposed Settlement of the Actions.  Fees and expenses awarded by the Court in the Actions to Plaintiffs’ counsel or a special award to Derivative Plaintiff in the Actions shall be paid by TEPPCO and/or any insurer for any of the Defendants within ten (10) business days after the later of (1) fulfillment of all of the conditions to the Settlement or (2) the date of the Court’s order approving the Fee Application.  Defendants expect that Plaintiffs’ legal fees and expenses, as awarded by the Court, will be reimbursed by defendants’ insurance.
NOTICE
10. The Notice of the Proposed Settlement shall be provided to TEPPCO unitholders and the Class by TEPPCO at its expense pursuant to Court of Chancery Rules 23(e) and 23.1(c).

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EFFECT OF RELEASE
11. The release contemplated by the Stipulation shall extend to the claims that the parties granting the release (the “Releasing Parties”) do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties’ decision to enter into the release.  The Releasing Parties shall be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code.  The Releasing Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.
12. While retaining their right to deny liability, the Actions are being settled voluntarily by defendants after consultation with competent legal counsel.
STAY OF PROCEEDINGS
13. Pending final approval of this Settlement, Plaintiffs and their counsel will not file any motion for a preliminary injunction or other interim equitable relief relating to the Merger.  All proceedings in the Actions shall be stayed except as provided in this agreement.
STIPULATION NOT AN ADMISSION
14. This Stipulation and all negotiations, statements and proceedings in connection therewith shall not in any event be construed, or deemed to be evidence of, an admission or concession on the part of the Plaintiffs, defendants, any member of the Class, TEPPCO and its unitholders or any other person, of any liability or wrongdoing by them, or any of them or as to any claim alleged or asserted in the Actions, and shall not be offered or received in evidence in any action or proceeding, or be used in any way as an admission, concession or evidence of any liability or wrongdoing of any nature, and shall not be construed as, or deemed

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to be evidence of, an admission or concession that Plaintiffs, their counsel, any member of the Class, TEPPCO or any other present or former unitholder of TEPPCO, or any other person, has or has not suffered any damage, as a result of the facts described in the Amended Complaint herein, except in an action or proceeding to enforce the terms and conditions of this Stipulation.
15. Defendants have denied and continue to deny they have committed or attempted to commit any violations of law or breached any duty owed to TEPPCO or its unitholders.
ENTIRE AGREEMENT; AMENDMENTS; EXTENSIONS
16. Without further order of the Court, the parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.
17. This Stipulation constitutes the entire agreement among the parties with respect to the subject matter hereof, and may only be amended or any of its provisions waived by a writing executed by all parties hereto.
18. This Stipulation, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective agents, executors, heirs, successors and assigns.
WAIVER
19. Any failure by any party to insist upon the strict performance by any other party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Stipulation to be performed by such other party.

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COUNTERPARTS
20. This Stipulation may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties.  Signed signature pages of this Stipulation may be delivered by electronic or facsimile transmission, which will constitute complete delivery without any necessity for delivery of originally signed signature pages in order for this to constitute a binding agreement.
GOVERNING LAW; FORUM SELECTION
21. This Stipulation shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions thereof.  Any action to enforce or challenge the provisions of this Stipulation shall be filed exclusively in the courts of the State of Delaware and in no other court.  Additionally, the parties agree to waive any claim of any right to trial by jury with respect to any action to enforce or challenge the provisions of this Stipulation.
BEST EFFORTS
22. The parties agree to take all reasonable and necessary steps to expeditiously implement the terms of this Stipulation and to complete the Settlement.
AUTHORITY
23. Each of the attorneys executing this Stipulation on behalf of one or more parties hereto warrants and represents that he or she has been duly authorized and empowered to execute this Stipulation on behalf of each such respective party.

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NON-ASSIGNMENT OF CLAIMS
24. Plaintiffs and their counsel represent and warrant that (i) Plaintiffs are members of the Class, and (ii) none of the Plaintiffs’ claims or causes of action in the Actions has been assigned, encumbered or in any manner transferred in whole or in part.
[SIGNATURE PAGES FOLLOW]

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ROSENTHAL, MONHAIT
& GODDESS, P.A.

               /s/ Jessica Zeldin
Joseph A. Rosenthal (#234)
Jessica Zeldin (#3558)
919 Market Street, Suite 1401
P. O. Box 1070
Wilmington, DE  19899
(302) 656-4433
Attorneys for Peter Brinckerhoff and Renee Horowitz

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

            /s/ Thomas W. Briggs, Jr.
A. Gilchrist Sparks, III (#467)
William M. Lafferty (#2755)
Thomas W. Briggs, Jr. (#4076)
1201 North Market Street
P.O. Box 1347
Wilmington, DE 19899
(302) 658-9200
Attorneys for Defendants Enterprise Products Partners, L.P., Enterprise Products GP, LLC, W. Randall Fowler, Michael A. Creel and Richard H. Bachmann

PROCTOR HEYMAN, LLP

              /s/ Dominick T. Gattuso
Vernon R. Proctor (#1019)
Kurt M. Heyman (#3054)
Dominick T. Gattuso (#3630)
1116 West Street
Wilmington, DE  19801
(302) 472-7300
Attorneys for Nominal Defendant TEPPCO Partners, L.P.

RICHARDS LAYTON & FINGER, P.A.

            /s/ Rudolf Koch
Gregory P. Williams (#2168)
Anne C. Foster (#2513)
Rudolf Koch (#4947)
Jennifer J. Veet (#4929)
One Rodney Square
920 North King Street
Wilmington, DE  19801
(302) 651-7700
Attorneys for Defendants Richard S. Snell, Michael B. Bracy, Murray H. Hutchison, Jerry E. Thompson and Texas Eastern Products Pipeline Company, LLC

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ASHBY & GEDDES	POTTER ANDERSON & CORROON LLP

/s/ Richard D. Heins	/s/ Mark A. Morton
Lawrence C. Ashby (#468)	Donald J. Wolfe, Jr. (#285)
Richard D. Heins (#3000)	Mark A. Morton (#2765)
Richard L. Renck (#3893)	1313 N. Market Street
500 Delaware Avenue, 8th Floor	P.O. Box 951
P. O. Box 1150	Wilmington, DE 19899-0951
Wilmington, DE 19899-1150	(302) 984-6015
(302) 654-1888	Attorneys for Defendants Donald H. Daigle, Duke R. Ligon and Irvin Toole, Jr.
Attorneys for Defendants Dan L. Duncan and EPCO, Inc.

Dated: August 5, 2009

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EXHIBIT A

(Incorporated by Reference to Exhibit 2.1 to the Form 8-K filed by TEPPCO Partners, L.P. with the Securities and Exchange Commission on June 29, 2009)

EXHIBIT B

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

PETER BRINCKERHOFF, Individually and on Behalf of All Others Similarly Situated, and Derivatively on Behalf of Teppco Partners, LP,

Plaintiff,

v.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC; ENTERPRISE PRODUCTS PARTNERS, L.P.; ENTERPRISE PRODUCTS GP, LLC; EPCO, INC.; DAN L. DUNCAN; JERRY E. THOMPSON; W. RANDALL FOWLER; MICHAEL A. CREEL; RICHARD H. BACHMANN; RICHARD S. SNELL; MICHAEL B. BRACY; and MURRAY H. HUTCHISON,

Defendants,

and

TEPPCO PARTNERS, L.P.,

Nominal Defendant.
) ) ) ) ) ) ) ) ) ) C.A. No. 2427-VCL ) ) ) ) ) ) ) ) ) ) )
IN RE TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC, MERGER LITIGATION	) ) C.A. No. 4548-VCL )

SCHEDULING ORDER FOR APPROVAL
OF SETTLEMENT OF CLASS AND DERIVATIVE ACTIONS
The parties to the above-captioned actions (the “Actions”) having applied for an Order determining certain matters in connection with the proposed settlement of the Actions (the “Settlement”), in accordance with the Stipulation and Agreement of Compromise, Settlement and Release entered into by the parties, dated August 5, 2009 (the “Stipulation”), and for dismissal of the Actions upon the terms and conditions set forth in the Stipulation, the terms and definitions of which are incorporated by reference herein;
NOW, upon consent of the parties, after review and consideration of the Stipulation filed with the Court and the Exhibits annexed thereto, and after due deliberation,
IT IS HEREBY ORDERED this ______ day of __________________, 2009, that:
1. For purposes of settlement only, the Class Action (as defined in the Stipulation), pending the Settlement Hearing (defined below), shall be maintained as a class action pursuant to Court of Chancery Rules 23(b)(1) and (b)(2) on behalf of a class consisting of all record and beneficial holders of limited partnership units of TEPPCO Partners, L.P. (“TEPPCO”) during the period beginning on and including the close of business on March 9, 2009 (the date of the initial Merger Proposal) through and including the date of the closing of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them (the “Class”).
2. A hearing (the “Settlement Hearing”) shall be held on _____________, 2009, at __:__ _.m., in the Court of Chancery in the ________Courthouse, _______, _________, Delaware_________, to:
a. determine whether the Settlement should be approved by the Court as fair, reasonable, adequate and in the best interests of the Plaintiffs, TEPPCO, TEPPCO’s unitholders and the Class;
b. determine whether judgment should be entered pursuant to the Stipulation, inter alia, dismissing the Actions with prejudice and extinguishing and releasing all Settled Claims (as defined therein);

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c. determine whether the Class should be certified and whether Plaintiffs and their counsel have adequately represented the Class;
d. rule on an application of Plaintiffs’ counsel for an award of attorneys’ fees and expenses and Derivative Plaintiff’s application for a special award in the Actions; and
e. rule on such other matters as the Court may deem appropriate.
3. The Court reserves the right to adjourn the Settlement Hearing or any adjournment thereof, including the consideration of the application for attorneys’ fees and reimbursement of expenses, without further notice of any kind other than oral announcement at the Settlement Hearing or any adjournment thereof.
4. The Court reserves the right to approve the Settlement at or after the Settlement Hearing with such modification as may be consented to by the parties to the Stipulation and without further notice to the Class or TEPPCO’s unitholders.
5. No later than 15 days from the date of this Order, TEPPCO shall cause a notice of the Settlement Hearing in substantially the form annexed as Exhibit C to the Stipulation (the “Notice”) to be mailed by United States mail, postage pre-paid, to all TEPPCO unitholders and the Class, at their last known address appearing in the records maintained by or on behalf of TEPPCO.  All record holders as described in the foregoing sentence who were not also the beneficial owners of the units held by them of record are requested to forward the Notice to such beneficial owners of those units.  TEPPCO shall use reasonable efforts to give notice to such beneficial owners by making additional copies of the Notice available to any record holder who, prior to the Settlement Hearing, requests copies for distribution to beneficial owners.
6. The form and method of notice specified herein (i) is the best notice practicable, (ii) shall constitute due and sufficient notice of the Settlement Hearing to all persons entitled to

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receive such a notice, and (iii) meets the requirements of due process and Court of Chancery Rule 23 and Rule 23.1.  Prior to the Settlement Hearing, counsel for TEPPCO shall file with the Court of Chancery an appropriate affidavit with respect to the preparation and mailing of the Notice.
7. Any member of the Class or TEPPCO unitholder who objects to the:  (i) Settlement, (ii) class action determination, (iii) adequacy of representation of the Class Plaintiffs and their counsel, (iv) dismissal, (v) judgments to be entered with respect thereto, and/or (vi) Plaintiffs’ counsel’s request for fees and reimbursement of costs and expenses or a special award to Derivative Plaintiff in the Actions, or who otherwise wishes to be heard, may appear in person or by his, her, or its attorney at the Settlement Hearing and present evidence or argument that may be proper and relevant; provided, however, that no person other than counsel for the named Plaintiffs and defendants in the Actions shall be heard and no papers, briefs, pleadings or other documents submitted by any such person shall be received and considered by the Court (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), unless not later than ten (10) calendar days prior to the Settlement Hearing, such person files with the Register in Chancery:  (i) a written notice of intention to appear, (ii) a statement of such person’s objections to any matters before the Court, (iii) the grounds therefor or the reasons for such person’s desiring to appear and be heard, as well as documents or writings such person desires the Court to consider, and (iv) proof of ownership of TEPPCO limited partnership units during the Class period.  Also, on or before the date of filing such papers, such person must serve them upon the following counsel of record:

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Joseph A. Rosenthal, Esquire Rosenthal, Monhait & Goddess, P.A. 919 Market Street, Suite 1401 P.O. Box 1070 Wilmington, Delaware 19899
Gregory P. Williams, Esquire Richards, Layton & Finger, P.A. One Rodney Square 920 N. King Street Wilmington, Delaware 19801
A. Gilchrist Sparks, III, Esquire Morris, Nichols, Arsht & Tunnell LLP 1201 North Market Street P.O. Box 1347 Wilmington, Delaware 19899
Kurt M. Heyman, Esquire Proctor Heyman, LLP 1116 West Street Wilmington, Delaware 19801
Lawrence C. Ashby, Esquire Ashby & Geddes 500 Delaware Avenue, 8th Floor P.O. Box 1150 Wilmington, Delaware 19899
Donald J. Wolfe, Jr. Potter Anderson & Corroon LLP 1313 North Market Street P.O. Box 951 Wilmington, Delaware 19899

8. Unless the Court otherwise directs, no person shall be entitled to object to the approval of the Settlement, any judgment entered thereon, the class action determination, the adequacy of the representation of the Class by Plaintiffs and their counsel, or any award of attorneys’ fees or special award, or otherwise to be heard, except by serving and filing a written objection and supporting papers and documents as prescribed in paragraph 7.  Any Class

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member or TEPPCO unitholder who fails to object in the manner described above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objection in this or any other action or proceeding.
9. If the Settlement, including any amendment made in accordance with the Stipulation, does not obtain Final Court Approval (as defined in the Stipulation) or does not become effective for any reason whatsoever, the Settlement, any class certification herein and any actions taken or to be taken in connection with the Settlement (including this Order and any judgment created herein) shall be terminated and shall become void and of no further force and effect except for TEPPCO’s obligations to pay for any expense incurred in connection with the Notice and administration provided for by this Order.  In any such event, neither the Stipulation, nor any provision contained in the Stipulation, nor any action taken pursuant thereto, shall be deemed to prejudice in any way the respective positions of the parties with respect to the Actions.  Additionally, the parties to the Actions shall be restored to their respective positions as of June 28, 2009, and neither the existence of the Stipulation nor its contents shall be admissible in evidence or shall be referred to for any purpose in the Actions or in any other litigation or proceeding and shall not entitle any party to recover from any other party any costs or expenses incurred in connection with the implementation of the Stipulation.
10. All proceedings in the Actions, other than proceedings as may be necessary to carry out the terms and conditions of the Settlement, are hereby stayed and suspended until further order of this Court.  Pending final determination of whether the Settlement should be approved, Plaintiffs, TEPPCO’s unitholders, and members of the Class are barred and enjoined from commencing, instituting, prosecuting, instigating or continuing, or in any way participating in the commencement or prosecution of, any action asserting any Settled Claims, either directly,

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individually, representatively, derivatively or in any other capacity against any of the Released Persons, and are barred and enjoined from challenging the Settlement (other than in the Actions in accordance with the procedures established by the Court).
11. Neither the Stipulation nor this Order, nor any act performed or document executed pursuant to or in furtherance of the Settlement (i) is or shall be deemed to be or shall be used as an admission or concession on the part of the Plaintiffs, defendants or any other person, of the validity of the Settled Claims or of any wrongdoing by or liability of defendants or defendants’ affiliates whatsoever; (ii) is or shall be deemed to be or shall be used as a concession or admission of any fault or omission of the Plaintiffs, any defendant or any defendant’s affiliates in any statement, release or written document or financial report issued, filed or made; or (iii) shall be offered or received in evidence against the Plaintiffs, defendants or defendants’ affiliates in any civil, criminal or administrative action or proceeding in any court, administrative agency or other tribunal other than such proceedings as may be necessary to consummate or enforce the Settlement, the releases executed pursuant thereto, and/or the Order and Final Judgment, except that the Stipulation and the Exhibits thereto may be filed in any subsequent action brought against any defendant or any defendant’s affiliates in order to support a defense or counterclaim of the defendants or defendants’ affiliates of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim or issue preclusion or similar defense or counterclaim.
_____________________________________
[Vice] Chancellor

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EXHIBIT C

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

PETER BRINCKERHOFF, Individually and on Behalf of All Others Similarly Situated, and Derivatively on Behalf of Teppco Partners, LP,

Plaintiff,

v.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC; ENTERPRISE PRODUCTS PARTNERS, L.P.; ENTERPRISE PRODUCTS GP, LLC; EPCO, INC.; DAN L. DUNCAN; JERRY E. THOMPSON; W. RANDALL FOWLER; MICHAEL A. CREEL; RICHARD H. BACHMANN; RICHARD S. SNELL; MICHAEL B. BRACY; and MURRAY H. HUTCHISON,

Defendants,

and

TEPPCO PARTNERS, L.P.,

Nominal Defendant.

) ) ) ) ) ) ) C.A. No. 2427-VCL ) ) ) ) ) ) ) ) ) ) ) ) ) )
IN RE TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC, MERGER LITIGATION	) ) C.A. No. 4548-VCL )

NOTICE OF PENDENCY OF CLASS AND DERIVATIVE ACTIONS, TEMPORARY AND PROPOSED CLASS ACTION DETERMINATION,
PROPOSED SETTLEMENT OF CLASS AND DERIVATIVE
ACTION, SETTLEMENT HEARING AND RIGHT TO APPEAR

CLASS CLAIM

TO:
ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF LIMITED PARTNERSHIP UNITS OF TEPPCO PARTNERS, L.P. (“TEPPCO”) DURING THE PERIOD BEGINNING ON AND INCLUDING THE CLOSE OF BUSINESS ON MARCH 9, 2009 THROUGH AND INCLUDING THE CLOSING DATE OF THE MERGER OR THEIR SUCCESSORS IN INTEREST, PREDECESSORS, REPRESENTATIVES, TRUSTEES, EXECUTORS, ADMINISTRATORS, HEIRS,

ASSIGNS OR TRANSFEREES, IMMEDIATE AND REMOTE AND ANY PERSON OR ENTITY ACTING FOR OR ON BEHALF OF, OR CLAIMING UNDER ANY OF THEM, AND EACH OF THEM.

DERIVATIVE CLAIM

TO:
ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF LIMITED PARTNERSHIP UNITS OF TEPPCO OR THEIR SUCCESSORS IN INTEREST, PREDECESSORS, REPRESENTATIVES, TRUSTEES, EXECUTORS, ADMINISTRATORS, HEIRS, ASSIGNS OR TRANSFEREES, IMMEDIATE AND REMOTE AND ANY PERSON OR ENTITY ACTING FOR OR ON BEHALF OF, OR CLAIMING UNDER ANY OF THEM, AND EACH OF THEM.

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY.  YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS LITIGATION.  IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS AND ADEQUACY OF THE PROPOSED SETTLEMENT, OR FROM PURSUING THE SETTLED CLAIMS (DEFINED HEREIN).

IF YOU HELD LIMITED PARTNERSHIP UNITS OF TEPPCO FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

I.	PURPOSE OF THIS NOTICE.

The purpose of this Notice is to inform you, pursuant to Rules 23 and 23.1 of the Court of Chancery of the State of Delaware (the “Court”), and the Order of the [Vice] Chancellor of the Court dated ________, 2009 in the above-captioned Actions (the “Actions”), of (i) the proposed settlement of the Actions (the “Settlement”) as provided for in the Stipulation and Agreement of Compromise, Settlement and Release (the “Stipulation”) dated as of August 5, 2009 entered into by the parties to the Actions, (ii) the Court’s certification of a Class (defined below) for purposes of the settlement of the Class Action (defined below), and (iii) your right to participate in a hearing to be held on _____, 2009 at __:__ _.m., before the Court in the _________ Courthouse, ______________, _________, Delaware _________ (the “Settlement Hearing”).  The purpose of the Settlement Hearing is to determine whether the Court should approve the proposed

Settlement as fair, reasonable, adequate and in the best interests of the Plaintiffs, the Class, TEPPCO and its unitholders pursuant to Court of Chancery Rules 23 and 23.1 and enter a final judgment ending the Actions; to determine whether the Class should be finally certified pursuant to Court of Chancery Rule 23; to determine whether Plaintiffs and their counsel have adequately represented the interests of the Class, TEPPCO and its unitholders in the Actions; and to consider such other matters, including the application by Plaintiffs’ counsel for attorneys’ fees and reimbursement of expenses and a special award to Derivative Plaintiff.
The Court has determined that, for purposes of the Settlement only, the Class Action (defined below) shall be temporarily maintained as a class action under Court of Chancery Rules 23(b)(1) and (b)(2) by Plaintiffs as Class representatives, and by Plaintiffs’ counsel as Class counsel, on behalf of all record holders and beneficial owners of limited partnership units of TEPPCO during the period beginning on and including the close of business on March 9, 2009 (the date of the initial Merger Proposal) through and including the date of the closing of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them (the “Class”).
This Notice describes the rights you may have under the Settlement and what steps you may take in relation to the Settlement.
If the Court approves the Settlement, it will enter an Order and Final Judgment dismissing the Actions with prejudice on the merits.

THE FOLLOWING RECITATION DOES NOT CONSTITUTE THE FINDINGS OF THE COURT OF CHANCERY.  IT IS BASED ON THE STATEMENTS OF THE PARTIES AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES.

II.	BACKGROUND OF THE ACTIONS.

On September 18, 2006, Peter Brinckerhoff (“Brinckerhoff” or “Derivative Plaintiff”) filed a derivative and class action complaint in the Delaware Court of Chancery challenging certain transactions entered into between affiliates of nominal defendant TEPPCO and Enterprise Products Partners, L.P. (“EPD”) and certain proxy disclosures of TEPPCO (the “Derivative Action”).
On September 22, 2006, Derivative Plaintiff filed an initial document request and a motion to expedite and requested that the Court set a hearing for a preliminary injunction.  In response to the litigation, on October 5, 2006, TEPPCO filed a Form 8-K containing supplemental disclosures with respect to its proxy solicitation.  As a result, Derivative Plaintiff did not pursue a preliminary injunction.
On November 17, 2006, all defendants except the nominal defendant moved to dismiss the complaint in its entirety.
On July 12, 2007, Derivative Plaintiff filed an Amended Class and Derivative Complaint (the “Amended Complaint”).  Count I of the Amended Complaint alleged that the joint venture entered into by TEPPCO and EPD in August 2006 to expand further TEPPCO’s Jonah system and the sale by TEPPCO of its Pioneer natural gas processing plant and certain gas processing rights to EPD in March 2006 were unfair to TEPPCO and that TEPPCO’s general partner, TEXAS Eastern Products Pipeline Company, LLC (“TEPPCO GP”), the director defendants (named in the caption), EPCO, Inc. and Dan Duncan breached their fiduciary duties by causing

TEPPCO to enter into these transactions and that these transactions constituted a breach of the partnership agreement.  Count II of the Amended Complaint alleged that EPD and its general partner aided and abetted the alleged breaches of fiduciary duty addressed in Count I.  Count III of the Amended Complaint alleged that certain transactions adopted at a special meeting of TEPPCO’s unitholders on December 8, 2006, including a reduction of the TEPPCO GP’s maximum percentage interest in TEPPCO’s distributions in exchange for units, were unfair to TEPPCO’s unitholders and constituted a breach of fiduciary duties and that the proxy statement failed to provide TEPPCO’s unitholders with all material facts necessary for them to make an informed decision whether to vote in favor of or against the proposals.
Derivative Plaintiff and his counsel have represented that they investigated the claims asserted, including conducting a review and analysis of numerous securities analysts reports, investor and creditor presentations, trade journals, filings with the Securities and Exchange Commission, the Bureau of Land Management and the State of Wyoming, and researching the duties of directors and Delaware limited partnership law.  Derivative Plaintiff and his counsel also traveled to southwest Wyoming to inspect the Jonah Gas Gathering System and the Pioneer Gas Processing Plant that were the subject of the Derivative Action, as well as the competing gas processing plant owned by the Williams Companies, Inc.
On September 28, 2007, defendants moved to dismiss Count III of the Amended Complaint and certain defendants moved to dismiss Count I of the Amended Complaint as against them.  During the pendency of the motions to dismiss, Derivative Plaintiff voluntarily dismissed claims relating to a certain transaction against defendant Thompson because he was not a director of TEPPCO at the time of the transaction.

After briefing and oral argument on the motions to dismiss, the Court issued a Memorandum Opinion on November 25, 2008.  The Court dismissed Count III finding that the Amended Complaint failed to identify any material information that was not included in proxy materials or the supplemental disclosures.  The Court denied the motion to dismiss Count I finding that the allegations of the Amended Complaint sufficiently alleged the moving defendants’ involvement in the transactions.
Prior to and during the pendency of the motion to dismiss and following the Court’s decision, the Derivative Plaintiff conducted extensive discovery of documents and of witnesses on the derivative claims contained in Counts I and II of the Amended Complaint.  Among other things, in the course of the Derivative Action, Derivative Plaintiff served four combined interrogatories and document requests on defendants; subpoenaed six third party witnesses, including Merrill Lynch, Pierce, Fenner & Smith, Inc., Goldman, Sachs & Co., EnCana Oil & Gas (USA), Inc., and Simmons & Company, International; reviewed over half a million pages of documents produced by defendants and third parties; identified and provided to defendants more than 650 exhibits to be potentially used at depositions; and deposed the Chairman of TEPPCO’s Audit, Conflict and Governance (“ACG”) Committee in 2006, a representative of one financial advisor to the ACG Committee, a senior Vice President of TEPPCO and EPD, TEPPCO’s Director of Development and TEPPCO’s Chief Financial Officer.
Derivative Plaintiff began depositions in November 2008 and took depositions in Maryland and Texas through January 2009.  Also, in January 2009, Derivative Plaintiff’s counsel agreed with defendants’ counsel and various third parties to schedule thirteen (13) additional depositions in Texas, New York, Colorado and California so that all depositions would be completed prior to the discovery cut-off of April 30, 2009.  Derivative Plaintiff’s counsel represent that they consulted with numerous experts and retained five experts in the fields of oil and gas, natural gas liquids, financial analysis, mergers, acquisitions, and fairness opinions, and Master Limited Partnerships.
In late January 2009, the parties agreed to mediation before one of the members of the Delaware Court of Chancery pursuant to Court of Chancery Rule 174.  Vice Chancellor Lamb consented to joint requests that discovery be stayed for ninety (90) days, and Vice Chancellor Strine agreed to act as mediator.   Vice Chancellor Strine scheduled mediation for mid April 2009, and ordered the parties to submit simultaneous opening and simultaneous answering mediation briefs.
On January 19, 2009, Mr. Duncan, Mr. Creel and members of EPD management met and decided to commence an evaluation of the feasibility of combining EPD and TEPPCO.  On January 29, 2009, the EPD ACG met with Messrs. Duncan and Creel and certain members of EPD management to discuss the proposed process EPD and the EPD ACG Committee should follow in connection with considering a potential combination of EPD and TEPPCO as well as to discuss the engagement of financial advisors and counsel.
On February 10, 2009, the EPD ACG Committee together with its legal advisors met with attorneys from Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to the EPD ACG Committee, and also counsel to defendants EPD and certain of EPD’s directors in the Derivative Action, to discuss, among other things, an appropriate process for EPD to obtain financial and operating projections from TEPPCO.   In late February 2009, EPD approached TEPPCO about a possible merger.
On February 23, 2009, TEPPCO and EPD entered into a confidentiality agreement. Following its execution, EPD and TEPPCO began to exchange information.  On February 26, 2009, TEPPCO’s board met to discuss a potential combination with EPD.  Because the

Derivative Action could have an impact on the proposed transaction, the TEPPCO ACG determined that it was appropriate for the TEPPCO ACG Committee to consider and evaluate any impact the Derivative Action might have on a potential transaction with EPD.
In early April 2009, defendants’ counsel advised the Derivative Plaintiff’s counsel of a possible merger transaction between EPD and TEPPCO and that, if such merger occurred, it might lead to a resolution of the Derivative Action.  As a result, the parties agreed that the mediation be adjourned for sixty days.
In connection with the Mediation proceedings that Vice Chancellor Strine had set for April 16, 2009, Derivative Plaintiff submitted mediation briefs together with attached expert reports of two financial experts, and a jointly agreed upon voluminous appendix of deposition exhibits and testimony.  Derivative Plaintiff argued in the mediation briefs that defendants had breached the heightened standard of liability set forth in TEPPCO’s partnership agreements.  Derivative Plaintiff also submitted expert reports showing that Derivative Plaintiff’s experts valued the derivative claims at approximately $700 million and, on a disgorgement of profits basis, at more than one billion dollars.
Defendants submitted mediation briefs together with attached expert reports.  Defendants denied liability and argued that the derivative claims had no value, including that under the TEPPCO Partnership Agreement, TEPPCO’s General Partner could engage in asset sales and joint ventures, including conflict of interest transactions, in its “sole discretion.”
Later in April 2009, the Audit, Conflicts and Governance Committee of the board of directors of TEPPCO GP appointed a special committee comprised of independent directors (the “Special Committee”) to consider the Merger Proposal.  The Special Committee was comprised of a TEPPCO director who joined the TEPPCO GP Board more than a year after the Derivative

Action had been filed, Donald H. Daigle, and two new directors named to TEPPCO GP’s Board in April 2009, Irvin Toole, Jr. and Duke R. Ligon, none of whom were defendants in the Derivative Action.  The Special Committee retained independent legal and financial advisors.
On or about April 29, 2009, TEPPCO announced that it had received a proposal from EPD, dated March 9, 2009, for the merger of TEPPCO with and into EPD in consideration of $1.00 in cash and 1.043 EPD units to be paid or issued by EPD for each of TEPPCO’s outstanding partnership units (the “Merger Proposal”), which represented at the time of the initial proposal $21.89 per TEPPCO unit, and that the Special Committee had rejected the proposal as inadequate.
On April 29, 2009, Brinckerhoff filed a class action complaint in the Delaware Court of Chancery challenging the fairness of the Merger Proposal and alleging that TEPPCO’s Special Committee would not fairly value the Derivative Action in connection with the Merger and that defendants would not provide unitholders with sufficient information about the Derivative Action to evaluate the Merger.
On April 29, 2009, Renee Horowitz (together with Brinckerhoff, “Plaintiffs”) filed a class action complaint in the Delaware Court of Chancery also challenging the fairness of the offer, which action was consolidated into the new Brinckerhoff action on May 11, 2009, under the caption Texas Eastern Products Pipeline Company, LLC, Merger Litigation, C.A. No. 4548-VCL (the “Class Action”).  Also on May 11, 2009, the law firm of Bragar Wexler Eagel & Squire, P.C. was designated as Plaintiffs’ Lead Counsel in the Class Action and the law firm of Rosenthal, Monhait & Goddess, P.A., was designated as Delaware Liaison Counsel for Plaintiffs.
The Class Action alleges, among other things, that Dan Duncan controls both TEPPCO and EPD through his ultimate ownership of their respective general partners and arranged for a transaction in his best interest that would not have been entirely fair to the minority unitholders of TEPPCO.  The Class Action further alleges that Duncan’s control and unwillingness to sell his stake precluded third-party interest in TEPPCO.  According  to the Class Action, as a consequence of his ultimate control, Duncan, EPD and Enterprise Holdings, L.P, with the acquiescence of TEPPCO GP’s directors and EPCO, Inc., would have been able to proceed with and benefit from an underpriced, unfair transaction to the detriment of TEPPCO’s public unitholders.
On April 30, 2009, the TEPPCO Special Committee met with its legal and financial advisors to prepare for a meeting with EPD scheduled for May 1, 2009.   After some discussion, the TEPPCO Special Committee decided that, if efforts to obtain an increased proposal from EPD were unsuccessful, it would make a counterproposal only after it was able to assess the merits and range of potential values of the Derivative Action, and that to facilitate that assessment, it would schedule a meeting with the Plaintiff’s counsel in the Derivative Action and the Class Action.
On May 1, 2009, the Special Committee and its legal and financial advisors met with EPD and its legal and financial advisors and the EPD ACG Committee and its counsel.   At the conclusion of the meeting, Mr. Daigle informed EPD that the TEPPCO Special Committee was in the process of reviewing the Derivative Action and believed that the Derivative Action potentially represented a significant asset of TEPPCO.  Mr. Daigle then encouraged EPD to revise its proposal to reflect both the then current market value of the TEPPCO units and the value of the Derivative Action.  Finally, Mr. Daigle stated that the TEPPCO Special Committee would contact EPD to continue discussions once it had further assessed the merits and value of the Derivative Action.  From April through the end of June, the Special Committee and its legal experts, and their financial experts worked to value the Derivative Action, and considered the claims significant assets of TEPPCO and requested that EPD pay fair value for those claims in the Merger.
On May 6, 2009, the Special Committee, and its advisors, met with Derivative Plaintiff, his attorneys, and one firm of Plaintiffs’ financial experts in Houston to discuss Plaintiff’s and his counsel’s view of the merits of the Derivative Action.  Prior to the meeting, the Special Committee was provided with Derivative Plaintiff’s mediation briefs, expert reports and exhibits. For the meeting, Derivative Plaintiff’s attorneys prepared a memorandum, charting from the mediation memoranda Derivative Plaintiff’s arguments and defendants’ responses, and setting forth Derivative Plaintiff’s rebuttal arguments.  Also, for the Special Committee, Derivative Plaintiff’s counsel prepared a power point presentation summarizing Derivative Plaintiff’s view of the applicable partnership contractual standards of liability and damages.  Derivative Plaintiff, five of his attorneys, together with three of Derivative Plaintiff’s attorneys’ experts participated in the presentation to the Special Committee.  All members of the Special Committee, their counsel (including their Delaware counsel), and financial experts, were present and posed questions to Derivative Plaintiff’s attorneys and their experts.  From and after May 2009, Derivative Plaintiff’s counsel and the Special Committee’s counsel were in regular communication.  In discussions with counsel for the Special Committee, Derivative Plaintiff’s counsel repeatedly urged that the TEPPCO Special Committee obtain substantial consideration for the Derivative Action.
On May 12, 2009, the TEPPCO Special Committee and its legal advisors held a telephonic meeting to discuss the merits and potential value range of the Derivative Action and the steps that the TEPPCO Special Committee should undertake to facilitate that assessment.  On

May 14, 2009, the TEPPCO Special Committee further discussed the Derivative Action with its legal advisors.
On May 18, 2009, the TEPPCO Special Committee held a telephonic meeting to discuss with its legal and financial advisors a possible counterproposal to EPD.  The TEPPCO Special Committee decided that a counterproposal would be formulated based, in part, on the TEPPCO Special Committee’s views on the value of TEPPCO following consultation with its financial advisors and considering a range of potential values for the Derivative Action.  The range of potential values for the Derivative Action was based upon the damages estimates of the parties to the Derivative Action in the pending mediation of the Derivative Action and the TEPPCO’s Special Committee meeting with Derivative Plaintiff and his counsel.  The Special Committee decided, after consulting with its legal and financial advisors, to make a counterproposal of 1.48 EPD common units for each TEPPCO unit.  On May 19, 2009, Mr. Daigle communicated the counterproposal to EPD.
On June 15, 2009, the TEPPCO Special Committee and EPD engaged in face-to-face merger negotiations.  During the meeting, EPD responded to the Special Committee’s counterproposal with a new proposal of 1.197 EPD common units for each TEPPCO unit.
On June 16, 2009, the TEPPCO Special Committee met with its financial and legal advisors to discuss the negotiations.  The Special Committee considered that it was able to obtain a substantial increase in the Merger consideration due to the existence and value of the Derivative Action.  The TEPPCO Special Committee then discussed a response to EPD’s revised offer and decided to further negotiate a transaction, and requested that EPD improve its proposal to 1.275 EPD common unit for each TEPPCO unit.  The TEPPCO Special Committee also conditioned the Merger on the affirmative vote of at least a majority of the votes cast by the holders of outstanding limited partnership units of TEPPCO, excluding those held by defendants to the Derivative Action and DD Securities LLC, DFI GP Holdings, L.P., Enterprise GP Holdings L.P., Duncan Family Interests, Inc., and Duncan Family 2000 Trust.  Also, on June 16, 2009, EPD management consulted with Mr. Duncan regarding whether one of his affiliates would consider accepting, in lieu of some EPD common units, a new class of EPD units that would not receive distributions for a specified period of time.
During a later meeting on June 16, 2009, EPD responded with a revised proposal that consisted of 1.24 EPD common units for each TEPPCO unit, other than certain TEPPCO units owned by Duncan Family Interests, Inc. and its affiliates, which would be exchanged for Class B units each of which would forego quarterly cash distributions for sixteen quarters following the closing of the merger (the “1.24 Proposal”).  The Merger would also be subject to affirmative vote of at least a majority of the votes cast by the holders of outstanding limited partnership units of TEPPCO, excluding those held by defendants to the Derivative Action and DD Securities LLC, DFI GP Holdings, L.P., Enterprise GP Holdings L.P., Duncan Family Interests, Inc., and Duncan Family 2000 Trust.
On June 17, 2009, the TEPPCO Special Committee met to discuss the 1.24 Proposal with the assistance of its legal and financial advisors and concluded that it was in favor of going forward with the proposal.
Later on June 17, 2009, the TEPPCO Special Committee and its legal advisors held a telephonic conference with the Derivative Plaintiff and his counsel to apprise them of EPD’s final proposal.  At the conclusion of the meeting, Derivative Plaintiff stated he would have to consider whether he was willing to support the final proposal and enter into settlement of the Derivative Action.  Later that day, Derivative Plaintiff’s counsel telephoned counsel for the TEPPCO Special

Committee and stated that Derivative Plaintiff was willing to support the proposal if the merger agreement contained a covenant that EPD would increase distributions to be equivalent with TEPPCO distributions on an as-converted basis.
On June 18, 2009, Mr. Daigle met with legal advisors and Mr. Creel and members of EPD management to discuss the Derivative Plaintiff’s demands for a commitment to increased distributions on EPD common units.  Mr. Creel explained that the financial ramifications of the demand prevented EPD from agreeing to the condition.  However, EPD was willing to state that, subject to market conditions, EPD currently expects to continue its practice of increasing its distributions each quarter through 2011, by the higher of $0.0075 ($0.03 annualized) per common unit or 1.25% (5% annualized).  Such increases would bring EPD distributions to parity with TEPPCO distributions on an as-converted basis by the third quarter of 2010.
On June 28, 2009, a merger agreement was executed by and among TEPPCO, EPD, TEPPCO GP, Enterprise Products GP, LLC, and Enterprise Sub B LLC (the “Merger Agreement”) whereby TEPPCO and TEPPCO GP will become wholly-owned subsidiaries of EPD (the “Merger”).  In consideration, TEPPCO unitholders, except for a certain affiliate of EPCO, Inc., will receive 1.24 EPD common units for each TEPPCO unit.  An affiliate of EPCO, Inc. will exchange its 11,486,711 TEPPCO units for 14,243,521 EPD units, based on the 1.24 exchange rate, which will consist of 9,723,090 EPD common units and 4,520,431 EPD Class B units.  The EPD Class B units will not be entitled to regular quarterly cash distributions for sixteen quarters following the closing of the Merger.  Subject to market conditions, EPD currently expects to be able to continue its practice of increasing its distributions each quarter through 2011 by the higher of $0.0075 ($0.03 annualized) per common unit or 1.25% (5% annualized). The Class B units will convert automatically into the same number of common units on the date immediately following the payment date of the sixteenth distribution following the closing of the Merger.
Also on June 28, 2009, following arm’s-length negotiations, the parties entered into a memorandum of understanding (“MOU”), based upon the Merger Agreement, pursuant to which the parties agreed in principle to the settlement of the Actions (as described below under the paragraph entitled “The Settlement”). Prior to signing the MOU, Plaintiffs’ attorneys arranged for one of their experts to examine certain financial materials prepared for the Special Committee.  That expert reported to Plaintiffs’ attorneys that, on a preliminary basis, the Merger consideration appeared fair.
On August __, 2009, the Stipulation was executed by the parties through their respective counsel.
III.	THE SETTLEMENT.
The Merger, and TEPPCO’s Special Committee’s use of the Derivative Action in its effort to obtain an increase in the Merger consideration, provide the basis for the settlement.  Specifically, EPD agreed in the Merger to exchange 1.24 EPD Common Units for each outstanding limited partnership unit of TEPPCO (the “Merger Consideration”), other than the Designated TEPPCO Common Units defined below. Further, one or more privately-held affiliates of EPCO, Inc. will receive in the Merger in exchange for 3,645,509 limited partnership units of TEPPCO held by such affiliate or affiliates (“Designated TEPPCO Common Units”) 4,520,431 Class B units of EPD, which Class B units, by their terms, will receive no cash distributions for sixteen quarters following the closing date of the Merger.  The board of directors of TEPPCO GP will recommend to TEPPCO’s unitholders that they approve the Merger Agreement and, subject to certain fiduciary exceptions set forth in the Merger Agreement, TEPPCO GP will use its reasonable best efforts to seek unitholder approval as soon as practicable, including providing proxy materials to TEPPCO’s unitholders, which will include a description of the Settlement, and scheduling a unitholder vote.  Plaintiffs and their counsel were given the opportunity to review and comment on the draft proxy materials. Approval of the Merger will require, in addition to votes required under the TEPPCO partnership agreement, the affirmative vote of at least a majority of the votes cast by the holders of outstanding limited partnership units of TEPPCO, excluding those held by defendants to the Derivative Action and DD Securities LLC, DFI GP Holdings, L.P., Enterprise GP Holdings L.P., Duncan Family Interests, Inc., and Duncan Family 2000 Trust.
The Derivative Action was considered by the Special Committee to be a significant asset of TEPPCO for which fair value was sought and obtained in the Merger consideration.  The derivative claims, the submission to the Special Committee by Derivative Plaintiff of certain evidence obtained by Derivative Plaintiff in discovery, together with briefs extensively citing both documents and testimony and setting forth the Derivative Plaintiff’s contentions as to the applicable law, reports by Derivative Plaintiff’s experts, and the presentation by Derivative Plaintiff, his counsel and their experts provided substantial assistance to the Special Committee in negotiating the increase in the Merger consideration.  During the negotiations, the Special Committee advised EPD that EPD had not sufficiently valued the Derivative Action and, thereafter, EPD increased the Merger consideration.  The Special Committee considered that it was able to obtain a substantial increase in the Merger consideration due to the existence and value of the Derivative Action.
During the course of the Merger negotiations, EPD increased the Merger consideration by about 14.5% or more than $300,000,000.
IV.	REASONS FOR THE SETTLEMENT.
Plaintiffs, through their counsel, have made a comprehensive and thorough investigation of the claims and allegations asserted in the Actions, as well as the facts and circumstances relevant to the Actions, including carefully reviewing relevant documents; conducting factual and legal research concerning the viability of Plaintiffs’ claims; and carefully analyzing the fairness and adequacy of the terms of the Stipulation and Settlement.  While Plaintiffs believe that the claims asserted in the Actions have merit, they also believe that the Settlement provided for herein provides substantial benefits to the Class, TEPPCO and its unitholders.  In addition to the substantial benefits provided by the Settlement to the Class, TEPPCO and its unitholders, Plaintiffs and their counsel have considered:  (i) the facts developed through their investigation; (ii) the standards for liability set forth in TEPPCO’s limited partnership agreement; (iii) the attendant risks of litigation and the uncertainty of the outcome of the Actions; (iv) the substantial cost to TEPPCO of continuing the litigation; (v) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation; and (vi) the conclusion of Plaintiffs and their counsel that, under the circumstances, the terms and conditions of the Settlement are fair, reasonable and adequate and that it is in the best interest of Plaintiffs, the members of the Class, TEPPCO and its unitholders to settle the Actions as set forth in the Stipulation.  In light of these considerations, Plaintiffs, through their counsel, have determined that it is in the best interests of the Plaintiffs, the members of the Class, TEPPCO and its unitholders to settle the Actions on the terms set forth in the Stipulation.
Defendants have vigorously denied, and continue to deny, all liability with respect to the Actions, deny that they engaged in any wrongdoing, deny that they committed any violation of law, deny that they breached any fiduciary duties, deny that they acted improperly in any way, and deny liability of any kind to Plaintiffs or to members of the Class, TEPPCO, or any of its unitholders.  Defendants have agreed to the Settlement and dismissal of the Actions on the merits and with prejudice to (i) avoid further expense; (ii) dispose of potentially burdensome, uncertain and protracted litigation; (iii) finally put to rest all claims the Plaintiffs, the members of the

Class, TEPPCO and its unitholders may have arising out of the Actions; and (iv) permit TEPPCO and its officers and directors to pursue its business without collateral involvement in ongoing litigation.
V.	APPLICATION FOR ATTORNEYS’ FEES AND EXPENSES.
Only after the parties agreed in principle on the settlement terms and executed the MOU did counsel for Plaintiffs and defendants engage in negotiations concerning Plaintiffs’ application for attorneys’ fees and reimbursement of expenses.  Such negotiations were conducted at arms’ length and resulted in Plaintiffs’ agreement to limit their application and defendants’ agreement not to oppose such application, all as set forth in this Section V.  Also set forth is a statement by Plaintiffs and their attorneys of information they believe relevant to Plaintiffs’ application for an award of attorneys’ fees and expenses and a special allowance for Derivative Plaintiff.  This information is not provided by defendants or the Court.
Plaintiffs believe that the Derivative Action, the Class Action, and the settlement provide TEPPCO’s public unitholders very significant benefits including a substantial increase in the Merger consideration of hundreds of millions of dollars.  Further, as a result of the Merger Proposal, from April 29, 2009, when it was first announced, through the time of the settlement, TEPPCO’s unit price increased substantially in both absolute and relative terms (as compared to the Alerian MLP index) by more than a half billion dollars.
For nearly three years, the Derivative Plaintiff and the three law firms that acted as his counsel have devoted more than 10,000 hours to prosecute the Derivative Action and Class Action, and spent or incurred more than $1,500,000 in expert fees and litigation expenses.
Plaintiffs and their counsel intend to petition the Court for an award of reasonable fees not to exceed $17,500,000 (including $100,000 as a special award for Derivative Plaintiff in connection with the Actions for his services over and above the customary responsibilities of a derivative and class representative) and reimbursement of reasonable expenses (paid or obligated to pay) not to exceed $1,500,000 (the “Fee Application”).  Plaintiffs and their counsel will not seek fees or expenses in excess of the Fee Application.  Defendants will not oppose the Fee Application in the amounts stated above.
The parties agree that final resolution by the Court of the Fee Application shall not be a precondition to the dismissal of the Actions in accordance with the Stipulation, and the Stipulation provides that the Fee Application may be considered separately from the proposed Settlement of the Actions.  Fees and expenses awarded by the Court to Plaintiffs’ counsel or a special award to Derivative Plaintiff in the Actions shall be paid by TEPPCO and/or any insurer for any of the Defendants within ten (10) business days after the later of (1) fulfillment of all of the conditions to the Settlement or (2) the date of the Court’s order approving the Fee Application.  Defendants expect that Plaintiffs’ legal fees and expenses, as awarded by the Court, will be reimbursed by defendants’ insurance.
VI.	CLASS ACTION DETERMINATION.
The Court has ordered that, for purposes of the Settlement only, the Class Action shall be temporarily maintained as a class action by the named Plaintiffs as Class representatives and by their class counsel, pursuant to Court of Chancery Rules 23(a), 23(b)(1) and (b)(2), on behalf of the Class.
VII.	INQUIRIES REGARDING THE SETTLEMENT.
Inquiries or comments about the Settlement may be directed to the attention of Class and derivative counsel as follows:
Patrick J. O’Donnell, Esq. Bragar, Wexler, Eagel & Squire, P.C. 885 Third Avenue, Suite 3040 New York, New York 10022

VIII.	SETTLEMENT HEARING.
A Settlement Hearing has been scheduled before the Court in its courtroom in the ___________Courthouse, __________________, ______________, Delaware _______, on _____, 2009 at __:__ _.m., to:  (i) determine whether the Settlement should be approved by the Court as fair, reasonable and adequate and in the best interests of the Class, TEPPCO and its unitholders; (ii) determine whether judgment should be entered pursuant to the Stipulation, inter alia, dismissing the Actions with prejudice and extinguishing and releasing all Settled Claims (as defined in the Stipulation and below); (iii) determine whether the Class should be certified and whether Plaintiffs and their counsel have adequately represented the Class, TEPPCO and its unitholders; (iv) rule on Plaintiffs’ Fee Application; and (v) rule on other such matters as the Court may deem appropriate.
The Court has reserved the right to adjourn the Settlement Hearing or any adjournment thereof, including the consideration of Plaintiffs’ Fee Application, without further notice of any kind other than oral announcement at the Settlement Hearing or any adjournment thereof.
IX.	RIGHT TO APPEAR AND OBJECT.
Any unitholder of TEPPCO or member of the Class who objects to the:  (i) Settlement, (ii) class action determination, (iii) adequacy of representation by Plaintiffs and their counsel, (iv) dismissal, (v) judgments to be entered with respect thereto, and/or (vi) Plaintiffs’ Fee Application, or (vii) who otherwise wishes to be heard, may appear in person or by his, her, or its attorney at the Settlement Hearing and present evidence or argument that may be proper and relevant.  To do so, you must no later than ten (10) calendar days prior to the Settlement Hearing (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), file with the Register in Chancery:  (i) a written notice of intention to appear, (ii) a statement of your objections to any matters before the Court, (iii) the grounds therefor or the reasons for your desire to appear and be heard, as well as documents or writings you desire the Court to consider.  Also, on or before the date of filing such papers, you must serve them upon the following counsel of record:
Joseph A. Rosenthal, Esquire Rosenthal, Monhait & Goddess, P.A. 919 Market Street, Suite 1401 P.O. Box 1070 Wilmington, Delaware 19899
Gregory P. Williams, Esquire Richards, Layton & Finger, P.A. One Rodney Square 920 N. King Street Wilmington, Delaware 19801
A. Gilchrist Sparks, III, Esquire Morris, Nichols, Arsht & Tunnell LLP 1201 North Market Street P.O. Box 1347 Wilmington, Delaware 19899
Kurt M. Heyman, Esquire Proctor Heyman, LLP 1116 West Street Wilmington, Delaware 19801
Lawrence C. Ashby, Esquire Ashby & Geddes 500 Delaware Avenue, 8th Floor P.O. Box 1150 Wilmington, Delaware 19899
Donald J. Wolfe, Jr., Esquire Potter Anderson & Corroon LLP 1313 North Market Street P.O. Box 951 Wilmington, Delaware 19899

Any unitholder of TEPPCO or Class member who does not object to the Settlement or Plaintiffs’ Fee Application need not do anything.
Unless the Court otherwise directs, no person shall be entitled to object to the approval of the Settlement, any judgment entered thereon, the class action determination, the adequacy of the representation of the Class, TEPPCO and its unitholders by Plaintiffs and their counsel, or any award of attorneys’ fees, or otherwise to be heard, except by serving and filing a written objection and supporting papers and documents as described above.
The Court will consider your papers even if you do not attend the Settlement Hearing.  Any person who fails to object in the manner described above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objection in this or any other action or proceeding.
X.	ORDER AND FINAL JUDGMENT OF THE COURT.
If the Court determines that the Settlement is fair, reasonable, adequate, and in the best interests of the Class, TEPPCO and its unitholders, the parties hereto will jointly ask the Court to enter an Order and Final Judgment that will, among other things:
1. finally certify the Class represented in the Class Action pursuant to Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2);
2. approve the Settlement and adjudge the terms thereof to be fair, reasonable, adequate and in the best interests of the Class, TEPPCO and its unitholders, pursuant to Court of Chancery Rules 23(e) and 23.1;
3. authorize and direct performance of the Settlement in accordance with its terms and conditions; and
4. compromise, settle, release, and dismiss with prejudice on the merits and release defendants, and each of them, from the Settled Claims (defined below).

XI.	RELEASE.
The Stipulation provides that, if the Court approves the Settlement, and in consideration of the benefits provided by the Settlement, the Actions will be dismissed on the merits with prejudice without costs except as provided in the Stipulation as to each defendant, as against the Plaintiffs, all members of the Class, TEPPCO and its unitholders, or any of them.  Under the terms of the Settlement, all claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Class Action or Derivative Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any member of the Class, TEPPCO or TEPPCO’s unitholders that owned securities of TEPPCO continuously from the time the claims in the Derivative Action arose through to the present, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against defendants (or any one of them) in the Actions or any of their families, parent entities, general partners, associates, affiliates, or subsidiaries and each and all of the respective past, present or future officers, directors, unitholders, stockholders, partners, members, representatives, employees, financial or investment advisors, consultants, accountants, attorneys, investment bankers, commercial bankers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns of the defendants (or any one of them) in the Actions or any of their families, parent entities, general partners, associates, affiliates or subsidiaries (collectively, the “Released

Persons”) which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related to, the Class Action or Derivative Action, or any allegations in the complaints or amended complaints in the Actions, to the Merger or the consideration or implementation of the Merger, or to any proxy statement, any supplement thereto, or any disclosures contained therein issued in connection with the Merger (provided that Plaintiffs are provided with a draft of the proxy statement and the opportunity to comment on any proposed disclosures) (the “Settled Claims”) are completely discharged, dismissed with prejudice, settled and released, provided however, that Settled Claims shall not include any claims to enforce the Settlement.  Further, any legal or equitable claims or rights of recovery of any of the defendants against any other of the defendants related to the Actions, whether arising under 10 Del. C. § 6301, et. seq., or otherwise, excepting only such claims for advancement of and/or indemnification for attorneys’ fees and expenses as any individual defendant may have are completely discharged, dismissed with prejudice, settled and released.  Additionally, all Settled Claims held on or on behalf of Plaintiffs and the Class are completely discharged and released against all defendants’ insurers.
The Stipulation extends to the claims that the parties granting the release (the “Releasing Parties”) do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties’ decision to enter into the release.  The Releasing Parties shall be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code.  The Releasing Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.
In addition, while retaining their right to deny liability, the Actions are being settled voluntarily by defendants after consultation with competent legal counsel.
XII.	NOTICE TO PERSONS OR ENTITIES HOLDING OWNERSHIP ON BEHALF OF OTHERS.
Brokerage firms, banks and/or other persons or entities who (i) held limited partnership units of TEPPCO as of the date hereof or (ii) held limited partnership units of TEPPCO during the period beginning on and including the close of business on March 9, 2009 (the date of the initial Merger Proposal) through and including the date of the closing of the Merger for the benefit of others are requested to send promptly this Notice to all of their respective beneficial owners.  If additional copies of the Notice are needed for forwarding to such beneficial owners, any requests for such additional copies may be made to TEPPCO’s transfer agent at the following address:
BNY Mellon Shareowner Services
P.O. Box 358015
Pittsburgh, Pennsylvania 15252-8015
(800) 953-2496

XIII.	SCOPE OF THIS NOTICE.
This Notice is not all-inclusive.  The references in this Notice to the pleadings in the Actions, the Stipulation and other papers and proceedings are only summaries and do not purport to be comprehensive.  For the full details of the Actions, the claims which have been asserted by the parties and the terms and conditions of the Settlement, including a complete copy of the Stipulation, unitholders of TEPPCO and members of the Class are referred to the Court files in the Actions.  You or your attorney may examine the Court files during regular business hours on each business day at the office of the Register in Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801.  Do not call the Court.

Date: __________________, 2009	Register in Chancery

EXHIBIT D

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

PETER BRINCKERHOFF, Individually and on Behalf of All Others Similarly Situated, and Derivatively on Behalf of Teppco Partners, LLP,

Plaintiff,

v.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC; ENTERPRISE PRODUCTS PARTNERS, L.P.; ENTERPRISE PRODUCTS GP, LLC; EPCO, INC.; DAN L. DUNCAN; JERRY E. THOMPSON; W. RANDALL FOWLER; MICHAEL A. CREEL; RICHARD H. BACHMANN; RICHARD S. SNELL; MICHAEL B. BRACY; and MURRAY H. HUTCHISON,

Defendants,

and

TEPPCO PARTNERS, L.P.,

Nominal Defendant.

) ) ) ) ) ) ) ) ) ) ) C.A. No. 2427-VCL ) ) ) ) ) ) ) ) ) ) ) ) ) )
IN RE TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC, MERGER LITIGATION	) ) C.A. No. 4548-VCL )

ORDER AND FINAL JUDGMENT
The Stipulation and Agreement of Compromise, Settlement and Release, dated August 5, 2009 (the “Stipulation”), of the above-captioned actions (the “Actions”), and the settlement contemplated thereby (the “Settlement”) having been presented at the Settlement Hearing on _______________, 2009, pursuant to the Scheduling Order for Approval of Settlement of Class and Derivative Actions entered herein on ____________, 2009 (the “Scheduling Order”), which Stipulation was joined and consented to by all parties to the Actions and which (along with the

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defined terms therein) is incorporated herein by reference; and the Court having determined that notice of said hearing was given in accordance with the Scheduling Order and to TEPPCO’s unitholders and members of the Class as temporarily certified by the Court in the Scheduling Order and that said notice was adequate and sufficient; and the parties having appeared by their attorneys of record; and the attorneys for the respective parties having been heard in support of the Settlement of the Actions, and an opportunity to be heard having been given to all other persons desiring to be heard as provided in the notice; and the entire matter of the Settlement having been considered by the Court;
IT IS HEREBY ORDERED, ADJUDGED AND DECREED, this _____ day of ________________, 2009, as follows:
1.           The Notice of Pendency of Class and Derivative Actions, Temporary and Proposed Class Action Determination, Proposed Settlement of Class and Derivative Action, Settlement Hearing and Right to Appear (the “Notice”) has been given to the unitholders of TEPPCO and to the Class pursuant to and in the manner directed by the Scheduling Order, proof of the mailing of the Notice was filed with the Court by counsel for Defendants and full opportunity to be heard has been offered to all parties, the Class, TEPPCO’s unitholders and persons in interest.  The form and manner of the Notice is hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with each of the requirements of Delaware Court of Chancery Rules 23 and 23.1, and it is further determined that all parties to the Actions, members of the Class, TEPPCO and its unitholders are bound by the Order and Final Judgment herein.
2.           With regard to the Class Action (as defined in the Stipulation), pursuant to Court of Chancery Rules 23(a), 23(b) (1), 23(b) (2):

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a.           The Court finds that (i) the Class, as defined below, is so numerous that joinder of all members is impracticable; (ii) there are questions of law and fact common to the Class; (iii) the claims of the plaintiffs are typical of the claims of the Class; and (iv) the plaintiffs have fairly and adequately protected the interests of the Class with respect to the Class Action and the claims asserted therein;
b.           The Court finds that plaintiffs and their counsel have adequately represented the interests of the Class, TEPPCO and its unitholders;
c.           The Court finds that the requirements of Court of Chancery Rules 23(b) (1) and (2) have been satisfied;
d.           The Class Action is hereby certified as a class action on behalf of all record and beneficial holders of limited partnership units of TEPPCO during the period beginning on and including the close of business on March 9, 2009 (the date of the initial Merger Proposal) through and including the date of the closing of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them (the “Class”); and
e.           Peter Brinckerhoff and Renee Horowitz are hereby certified as Class representatives.  The law firms of Bragar, Wexler, Eagel & Squire, P.C. and Rosenthal, Monhait & Goddess, P.A. are hereby appointed as plaintiffs’ counsel (“Plaintiffs’ Counsel”) for the derivative and class claims.
3.           The Settlement, and all transactions preparatory or incident thereto, are found to be fair, reasonable and adequate and in the best interests of the Class, TEPPCO and its unitholders, and it is hereby approved pursuant to Court of Chancery Rules 23 and 23.1.  The

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parties to the Stipulation are hereby authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Register in Chancery is directed to enter and docket this Order and Final Judgment in the Actions.
4.           This Order and Final Judgment shall not constitute any evidence or admission by any party herein that any acts of wrongdoing have been committed by any of the parties to the Actions and should not be deemed to create any inference that there is any liability therefor.
5.           The Actions are hereby dismissed with prejudice as to all defendants and against plaintiffs, members of the Class, TEPPCO and its unitholders, or any of them, on the merits without costs except as provided in the Stipulation.  All claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Class Action or Derivative Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any member of the Class (as defined below), TEPPCO or TEPPCO’s unitholders that owned securities of TEPPCO continuously from the time the claims in the Derivative Action arose through to the present, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against defendants (or any one of them) in the Actions or any of their families, parent entities, general partners, associates, affiliates, or subsidiaries and each and all of the respective past, present or future officers, directors, unitholders, stockholders, partners, members, representatives, employees, financial or investment advisors, consultants, accountants, attorneys, investment bankers,

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commercial bankers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns of the defendants (or any one of them) in the Actions or any of their families, parent entities, general partners, associates, affiliates or subsidiaries (collectively, the “Released Persons”) which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related to the Class Action or Derivative Action, or any allegations in the complaints or amended complaints in the Actions, to the Merger or the consideration or implementation of the Merger, or to any proxy statement, any supplement thereto, or any disclosures contained therein issued in connection with the Merger (the “Settled Claims”) are completely discharged, dismissed with prejudice, settled and released, provided however, that Settled Claims shall not include any claims to enforce the Settlement.  Further, any legal or equitable claims or rights of recovery of any of the defendants against any other of the defendants related to the Actions, whether arising under 10 Del. C. § 6301, et. seq., or otherwise, excepting only such claims for advancement of and/or indemnification for attorneys’ fees and expenses as any individual defendants may have are completely discharged, dismissed with prejudice, settled and released.  Additionally, all Settled Claims held by or on behalf of Plaintiffs and the class are completely discharged and released against all of defendants’ insurers.
6.           Plaintiffs’ Counsel are hereby awarded fees in the amount of _______ (including _______ as a special award for Derivative Plaintiff in connection with the Actions) and expenses in the amount of ________ in connection with the Actions, which fees the Court finds to be fair and reasonable and which shall be paid to Plaintiffs’ Counsel in accordance with the terms of the

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Stipulation.  Fees shall be allocated by Lead Counsel among Plaintiffs’ Counsel in accordance with their contribution, in the judgment of Lead Counsel, to the result achieved.

                                                                                      ______________________________________
                                                                                   [Vice] Chancellor

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